Exhibit 99.1

Imation Reports Second Quarter 2014 Financial Results

Company Posts Sequential Growth in Tiered Storage and Security Solutions Revenue

OAKDALE, Minn.--(BUSINESS WIRE)--July 31, 2014--Imation Corp. (NYSE:IMN) today released financial results for the second quarter ended June 30, 2014 that were in line with the Company’s expectations.

Q2 Overview

For Q2 2014, Imation reported net revenue of $178.6 million, down 15.6 percent from Q2 2013. Gross margin for Q2 2014 was 19.0 percent versus 26.1 percent a year ago; Q2 2013’s results included a $13.6 million reversal of a European levy accrual, or 6.4 points of gross margin. Operating loss from continuing operations totaled $20.1 million in Q2 2014, with diluted loss per share of $0.48 from continuing operations, compared to breakeven operating results and diluted loss per share of $0.04 from continuing operations in Q2 2013. The Company had a cash balance of $114.7 million as of June 30, 2014.

On a sequential basis, net revenue and gross margin in Q2 2014 were essentially flat with Q1 2014’s performance. Within Imation’s Tiered Storage and Security Solutions (TSS) segment, the Company’s Nexsan™ and IronKey™ product portfolios reported revenue increases over Q1 2014. TSS gross margins also rose sequentially. Within Consumer Storage and Accessories (CSA), Audio and Accessories Q2 2014 revenue grew 10.4 percent from Q2 2013 and also grew sequentially from Q1 2014.

Imation’s CEO Mark Lucas commented, “We are encouraged by the progress we saw in the second quarter of 2014. Overall, our total revenue decline rate moderated, and we again showed continued improvement in Imation’s expense levels. We still have a lot of work in front of us, but our growth businesses are gaining momentum, and market share in our legacy businesses remains stable.”

Business Segment Overview

Imation’s TSS revenue decreased 11.9 percent in Q2 2014 from the prior year; gross margin was 18.9 percent compared with 21.7 percent a year ago. TSS gross margin rose sequentially to 18.9 percent in Q2 2014 from 18.3 percent in Q1 2014. Within TSS, Q2 2014 revenue for Imation’s Storage Solutions and Mobile Security totaled $29.5 million, up from $27.5 million in Q1 2014.

Lucas said, “We are pleased that the key Imation Storage Solutions investments we have made in sales, products and service support and product enhancements led to sequential revenue growth for the Nexsan product line in all geographic regions. For example, we have expanded our channel partners by 25 percent and focused product development on the hybrid storage market, which is a high-growth sector within data storage.”

“Further, we have excellent progress to report in Imation Mobile Security. In addition to two Fortune 100 companies approving us as a supplier of our IronKey Windows to Go® product, we have more than 70 pilots under way for this mobile security solution. Imation has the only FIPS Level 3 Microsoft®-certified product – a key differentiator in the federal government market, where we have relationships with over 50 agencies,” said Lucas. Windows to Go, which Imation refers to as ‘PC on a Stick’™, has the customer’s corporate Windows 8 operating system on a secure flash drive with central management capability.”

In Imation’s Consumer Storage and Accessories (CSA) segment, revenue decreased 18.6 percent in Q2 2014 from the prior year, due primarily to the expected secular declines in optical media products, partially offset by growth in Audio and Accessories. Gross margin of 19.0 percent was down from 30.2 percent in Q2 2013. However, as noted above, last year included the reversal of a European levy accrual that accounted for 11.6 points of gross margin in CSA.

Said Lucas, “In CSA, we are focused on introducing higher-margin products. To this end, we launched the new TDK Life on Record™ TREK wireless speaker in the quarter. Revenue in our Audio and Accessories category grew 10 percent over last year, with the TREK product line making strong contributions.”

Added Lucas, “As we look ahead to the second half of 2014, we expect to again see sequential revenue gains in Imation’s Storage Solutions and Mobile Security, as well as in our CSA Audio and Accessories. Although we anticipate decreases in Imation’s legacy tape and optical businesses, we are managing them well and they are solid cash generators.”

Detailed Q2 2014 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q2 2014 was $178.6 million, down 15.6 percent from Q2 2013, but flat with Q1 2014. Foreign currency exchange rates did not significantly impact Q2 2014 revenue compared to Q2 2013.

Gross margin for Q2 2014 was 19.0 percent, down 7.1 percentage points from 26.1 percent in Q2 2013, but up slightly from Q1 2014’s level. Q2 2013 included a $13.6 million reversal of a European levy accrual, or 6.4 points of gross margin. CSA gross margin was 19.0 percent, down from 30.2 percent in Q2 2013 which included the benefit of the levy reversal, or 11.6 points of gross margin.

Selling, general and administrative (SG&A) expenses in Q2 2014 were $44.3 million, down $2.2 million compared with Q2 2013 expenses of $46.5 million. The Company’s SG&A expense associated with its legacy business has decreased more than 25 percent from Q2 2012. These reductions have more than offset additional investments in Imation Storage Solutions.

Research and development (R&D) expenses in Q2 2014 were $4.5 million, up slightly from $4.3 million in Q2 2013, which reflects the Company’s increased investment in higher-margin projects in TSS, partially offset by a reduction in legacy R&D spending.

Special items, primarily from previously announced restructuring programs, netted to $5.2 million of expense in Q2 2014 compared to $5.1 million in Q2 2013 (See Tables Five and Six).

Operating loss from continuing operations was $20.1 million in Q2 2014 compared with breakeven operating income in Q2 2013. Q2 2013 included the $13.6 million reversal of the European levy accrual.

Income tax benefit was $1.6 million in Q2 2014 compared with income tax provision of $1.1 million in Q2 2013. The benefit in Q2 2014 is primarily due to the mix of taxable income by country. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations in Q2 2014 was a loss of $1.6 million compared with a loss of $3.3 million in Q2 2013. Discontinued operations includes both the results of the XtremeMac™ and Memorex™ consumer electronics businesses which were sold.

Loss per diluted share from continuing operations was $0.48 in Q2 2014 compared with a loss per diluted share of $0.04 in Q2 2013.

Cash and cash equivalents balance was $114.7 million as of June 30, 2014, down $11.5 million during the quarter due to the operating loss, which was partly offset by cash generated from working capital reductions. The Company repurchased 260,000 shares of common stock for $0.9 million during the quarter and, as of June 30, 2014, Imation had remaining authorization to repurchase up to 2.9 million additional shares.

Year-To-Date Summary

For the six months ended June 30, 2014, Imation reported net revenue of $357.5 million, down 18.0 percent compared with the same period last year, an operating loss from continuing operations of $36.2 million, including special items of $7.3 million, and a diluted loss per share from continuing operations of $0.89. For the six months ended June 30, 2013, Imation reported net revenue of $436.1 million, an operating loss from continuing operations of $14.7 million, including special items of $9.3 million, and a diluted loss per share from continuing operations of $0.43 (See Tables Five and Six for non-GAAP measures).

Operating results for the six months ended June 30, 2013 include the second quarter reversal of an accrual of $13.6 million for copyright levies as a result of an Italian Court ruling.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, July 31, 2014, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on July 31, 2014, until 11:00 PM Central Time on August 8, 2014, by dialing 855-859-2056 or 404-537-3406 (conference ID 78576395). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and to assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE:IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margins and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; and the volatility of our stock price due to our results or market trends.

Nexsan, Memorex, PC on a Stick and IronKey are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net revenue	$178.6	$211.7	$357.5	$436.1
Cost of goods sold	144.7	156.5	289.9	338.8
Gross profit	33.9	55.2	67.6	97.3

Operating expense:
Selling, general and administrative	44.3	46.5	87.7	95.8
Research and development	4.5	4.3	8.8	9.7
Restructuring and other	5.2	4.4	7.3	6.5
Total	54.0	55.2	103.8	112.0

Operating loss from continuing operations	(20.1)	-	(36.2)	(14.7)

Other (income) expense:
Interest income	(0.1)	-	(0.2)	-
Interest expense	0.6	0.6	1.2	1.3
Other, net expense (income)	0.8	0.1	1.0	(0.1)
Total	1.3	0.7	2.0	1.2

Loss from continuing operations before income taxes	(21.4)	(0.7)	(38.2)	(15.9)

Income tax (benefit) provision	(1.6)	1.1	(1.6)	1.5

Loss from continuing operations	(19.8)	(1.8)	(36.6)	(17.4)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	(1.2)	-	(1.7)	-
Loss from operations of discontinued businesses, net of income taxes	(0.4)	(3.3)	(0.6)	(8.8)
Loss from discontinued operations	(1.6)	(3.3)	(2.3)	(8.8)

Net Loss	$(21.4)	$(5.1)	$(38.9)	$(26.2)

Loss per common share - basic:
Continuing operations	$(0.48)	$(0.04)	$(0.89)	$(0.43)
Discontinued operations	(0.04)	(0.08)	(0.06)	(0.22)
Net Loss	(0.52)	(0.13)	(0.95)	(0.65)

Loss per common share - diluted:
Continuing operations	$(0.48)	$(0.04)	$(0.89)	$(0.43)
Discontinued operations	(0.04)	(0.08)	(0.06)	(0.22)
Net Loss	(0.52)	(0.13)	(0.95)	(0.65)

Weighted average shares outstanding
Basic	41.2	40.5	41.0	40.5
Diluted	41.2	40.5	41.0	40.5

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$114.7	$132.6
Accounts receivable, net	127.8	163.3
Inventories	85.5	84.3
Other current assets	39.7	48.8

Total current assets	367.7	429.0

Property, plant and equipment, net	48.8	51.6
Intangible assets, net	63.2	68.6
Goodwill	72.7	72.1
Other assets	22.3	20.5

Total assets	$574.7	$641.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$79.6	$94.7
Short-term debt	20.0	20.0
Other current liabilities	101.2	116.4

Total current liabilities	200.8	231.1

Other liabilities	38.2	37.5

Total liabilities	239.0	268.6
Commitments and contingencies
Shareholders' equity	335.7	373.2

Total liabilities and shareholders' equity	$574.7	$641.8

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	June 30,		June 30,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$84.5	47.3%	$107.3	50.7%	-21.2%
Audio and accessories	10.6	5.9%	9.6	4.5%	10.4%
Total Consumer Storage and Accessories	95.1	53.2%	116.9	55.2%	-18.6%
Tiered Storage and Security Solutions
Commercial storage media	54.0	30.3%	61.8	29.2%	-12.6%
Storage and security solutions	29.5	16.5%	33.0	15.6%	-10.6%
Total Tiered Storage and Security Solutions	83.5	46.8%	94.8	44.8%	-11.9%
Total	$178.6	100.0%	$211.7	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$3.2	3.4%	$20.8	17.8%	-84.6%
Tiered Storage and Security Solutions	(8.5)	-10.2%	(2.9)	-3.1%	193.1%
Corp/Unallocated (1)	(14.8)	NM	(17.9)	NM	-17.3%
Total operating loss from continuing operations	$(20.1)	-11.3%	$0.0	0.0%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	19.0%		30.2%
Tiered Storage and Security Solutions	18.9		21.7
	19.0		26.4
Inventory write-offs related to restructuring programs	0.0		(0.3)
Total	19.0%		26.1%

	Six months ended		Six months ended
	June 30,		June 30,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$174.0	48.7%	$221.5	50.8%	-21.4%
Audio and accessories	21.1	5.9%	17.2	3.9%	22.7%
Total Consumer Storage and Accessories	195.1	54.6%	238.7	54.7%	-18.3%
Tiered Storage and Security Solutions
Commercial storage media	105.4	29.5%	128.7	29.5%	-18.1%
Storage and security solutions	57.0	15.9%	68.7	15.8%	-17.0%
Total Tiered Storage and Security Solutions	162.4	45.4%	197.4	45.3%	-17.7%
Total	$357.5	100.0%	$436.1	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$7.3	3.7%	$26.7	11.2%	-72.7%
Tiered Storage and Security Solutions	(17.3)	-10.7%	(5.9)	-3.0%	193.2%
Corp/Unallocated (1)	(26.2)	NM	(35.5)	NM	-26.2%
Total operating loss from continuing operations	$(36.2)	-10.1%	$(14.7)	-3.4%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	19.2%		23.8%
Tiered Storage and Security Solutions	18.6		21.9
	18.9		23.0
Inventory write-offs related to restructuring programs	0.0		(0.6)
Total	18.9%		22.3%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four
`
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
Cash and Cash Flow Information	2014	2013	2014	2013

Cash and cash equivalents - end of period	$114.7	$94.4	$114.7	$94.4
Capital Spending	$1.3	$2.1	$2.3	$3.5
Depreciation	$2.2	$2.7	$4.5	$5.5
Amortization	$3.2	$3.3	$6.4	$6.9

Asset Utilization Information *
			June 30	December 31
			2014	2013

Days Sales Outstanding (DSO)			60	56
Days of Inventory Supply			60	61
Debt to Total Capital			5.6%	5.1%

Other Information

Approximate employee count as of June 30, 2014:				915
Approximate employee count as of December 31, 2013:				940
Book value per share as of June 30, 2014:				$ 8.13
Shares used to calculate book value per share (millions):				41.3
Imation repurchased approximately 260,000 shares of its stock during the second quarter of 2014 for $0.9 million.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2014			June 30, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$178.6	$-	$178.6	$211.7	$-	$211.7
Cost of goods sold	144.7	-	144.7	156.5	(0.7)	155.8
Adjusted gross profit	$33.9	$-	$33.9	$55.2	$0.7	$55.9

Adjusted gross margin	19.0%		19.0%	26.1%		26.4%

Adjusted operating loss from continuing operations	$(20.1)	$5.2	$(14.9)	$-	$5.1	$5.1

Adjusted income tax (benefit) provision	$(1.6)	$-	$(1.6)	$1.1	$(1.1)	$-

Adjusted loss from continuing operations	$(19.8)	$5.2	$(14.6)	$(1.8)	$6.2	$4.4

Adjusted loss per common share from continuing operations - Diluted	$(0.48)		$(0.35)	$(0.04)		$0.11

Adjusted weighted average shares outstanding - Diluted	41.2		41.2	40.5		40.5

	Six Months Ended			Six Months Ended
	June 30, 2014			June 30, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$357.5	$-	$357.5	$436.1	$-	$436.1
Cost of goods sold	289.9	-	289.9	338.8	(2.8)	336.0
Adjusted gross profit	$67.6	$-	$67.6	$97.3	$2.8	$100.1

Adjusted gross margin	18.9%		18.9%	22.3%		23.0%

Adjusted operating loss from continuing operations	$(36.2)	$7.3	$(28.9)	$(14.7)	$9.3	$(5.4)

Adjusted income tax (benefit) provision	$(1.6)	$-	$(1.6)	$1.5	$-	$1.5

Adjusted loss from continuing operations	$(36.6)	$7.3	$(29.3)	$(17.4)	$9.3	$(8.1)

Adjusted loss per common share from continuing operations - Diluted	$(0.89)		$(0.71)	$(0.43)		$(0.20)

Adjusted weighted average shares outstanding - Diluted	41.0		41.0	40.5		40.5

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Operating loss:	$(20.1)	$-	$(36.2)	$(14.7)
Restructuring and other
Restructuring	3.2	1.6	3.8	3.1
Other	2.0	2.8	3.5	3.4
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.7	-	2.8
Total adjustments	5.2	5.1	7.3	9.3
Adjusted operating (loss) income - Non-GAAP	$(14.9)	$5.1	$(28.9)	$(5.4)

Effect on diluted EPS:
Loss from continuing operations	$(0.48)	$(0.04)	$(0.89)	$(0.43)
Restructuring and other
Restructuring	0.08	0.05	0.09	0.08
Other	0.05	0.08	0.09	0.08
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.02	-	0.07
Adjusted diluted EPS - Non-GAAP	$(0.35)	$0.11	$(0.71)	$(0.20)

EBITDA:
Operating loss from continuing operations	(20.1)	$-	$(36.2)	$(14.7)
Depreciation	2.2	2.7	4.5	5.5
Amortization	3.2	3.3	6.4	6.9
EBITDA	$(14.7)	$6.0	$(25.3)	$(2.3)
Restructuring and other	5.2	4.4	7.3	6.5
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.7	-	2.8
Total adjustments	5.2	5.1	7.3	9.3
Adjusted EBITDA	$(9.5)	$11.1	$(18.0)	$7.0

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com